Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      These unaudited pro forma condensed consolidated financial statements have been prepared from the consolidated financial statements of Capital Environmental Resource Inc. (the “Company”) as of and for the year ended December 31, 2003, the combined financial statements of the North Central District of Allied Waste Industries, Inc. as of and for the year ended December 31, 2003 (the “Allied Assets”) and the consolidated financial statements of Florida Recycling Services, Inc. of Illinois and its subsidiary (“Florida Recycling”) as of and for the year ended December 31, 2003.

      The unaudited pro forma condensed consolidated statement of operations has been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2003:

•	acquisition of the Allied Assets;

•	acquisition of Florida Recycling;

•	entering into the new Senior Secured Credit Facility;

•	issuance of the Senior Subordinated Notes;

•	issuance and registration of 13,400,000 common shares of the Company and warrants to purchase 1,340,000 common shares of the Company; and

•	tax effects of the foregoing events.

      The unaudited pro forma condensed balance sheet has been prepared on a basis to reflect the following events as if they had occurred as of December 31, 2003:

•	acquisition of the Allied Assets which were not acquired in December 2003;

•	acquisition of Florida Recycling;

•	entering into the new Senior Secured Credit Facility;

•	issuance of the Senior Subordinated Notes; and

•	issuance and registration of 13,400,000 common shares of the Company and warrants to purchase 1,340,000 common shares of the Company.

      You should read these unaudited pro forma condensed consolidated financial statements in conjunction with the consolidated financial statements of the Company as filed on Form 20-F with the Securities and Exchange Commission, the combined financial statements of the Allied Assets and the consolidated financial statements of Florida Recycling.

      The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management believes are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed consolidated financial statements.

      The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the acquisitions and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

      These unaudited pro forma condensed consolidated financial statements do not include operating results from any other recently acquired landfill sites or recently acquired collection operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(in thousands)

		Allied	Florida
	Actual	Assets	Recycling	Adjustments		Pro Forma

Revenue	$126,750	$89,702	$90,519	$—		$306,971
Operating expenses:
Cost of operations	79,992	65,657	64,245	(1,510	)(1)	208,384
Selling, general and administrative	35,117	8,000	14,910	(2,537	)(2)	54,117
				(1,373	)(3)
Depreciation, depletion and amortization	14,927	4,804	8,708	6,723	(4)	35,680
				518	(1)
Goodwill impairment	—	31,333	—	(31,333	)(5)	—
Loss (recovery) related to disposal of U.S. operations	(155)	—	—	—		(155)
Foreign exchange loss (gain) and other	1,915	—	(41)	—		1,874

Income (loss) from operations	(5,046)	(20,092)	2,697	29,512		7,071
Interest income	—	(5,245)	—	5,245	(6)	—
Interest expense	18,439	—	1,931	20,795	(7)	31,942
				(7,292	)(7)
				(1,931	)(6)

Income (loss) before income taxes	(23,485)	(14,847)	766	12,695		(24,871)
Income tax provision (benefit)	(587)	6,594	35	(6,629	)(8)	(587)

Income (loss) before cumulative effect of change in accounting principle	(22,898)	(21,441)	731	19,324		(24,284)
Deemed dividend on series 1 preferred shares	(54,572)	—	—	—		(54,572)

Net income (loss) attributable to common shareholders before cumulative effect of change in accounting principle	$(77,470)	$(21,441)	$731	$19,324		$(78,856)

Basic and diluted loss per share before cumulative effect of change in accounting principle	$(1.99)					$(1.29)
Weighted average common shares outstanding — basic and diluted	38,782	—	—	22,549	(9)	61,331

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2003

(in thousands)

			Remaining			Florida
		Remaining	Allied Assets		Florida	Recycling		Financing
	Actual	Allied Assets	Adjustment		Recycling	Adjustment		Adjustment		Pro Forma

Assets
Cash and cash equivalents	$21,062	$—	$(31,245	)(10)	$670	$(97,000	)(10)	$129,309	(13)	$22,796
Restricted cash	14,433	—	(14,433	)(10)	—	—		—		—
Accounts receivable	26,999	4,358	—		16,159	—		—		47,516
Prepaid expenses and other assets	27,057	220	—		3,462	(855	)(11)	—		29,884
Deferred income taxes	2,592	—	—		—	—		—		2,592

Total current assets	92,143	4,578	(45,678)		20,291	(97,855)		129,309		102,788
Property and equipment, net	74,521	9,248	1,897	(11)	18,039	—		—		103,705
Landfill sites, net	117,541	—	—		—	—		—		117,541
Deferred income taxes	1,135	—	—		601	(601	)(11)	—		1,135
Other assets	22,278	4	(4	)(11)	18	(9,568	)(10)	9,250	(13)	21,978
Goodwill and other intangible assets	163,380	31,370	(31,370	)(11)	627	(627	)(11)	—		318,869
			22,094	(12)		27,156	(12)
			8,991	(12)		97,248	(12)

Total assets	$470,998	$45,200	$(44,070)		$39,576	$15,753		$138,559		$666,016

Liabilities and Shareholders’ Equity
Accounts payable	$12,074	$2,336	$100	(12)	$6,555	$1,340	(12)	$—		$20,069
			(2,336	)(11)
Accrued expenses and other liabilities	25,401	1,479	(449	)(11)	2,656	—		—		29,087
Current portion of long-term debt and short-term financing	172,280	2	(2	)(11)	22,928	(22,928	)(11)	(172,125	)(13)	155

Total current liabilities	209,755	3,817	(2,687)		32,139	(21,588)		(172,125)		49,311
Long-term debt	3,130	—	—		12,060	(12,060	)(11)	260,000	(13)	263,130
Due to affiliate	—	20,547	(20,547	)(11)	—	—		—		—
Accrued closure, post-closure and other obligations	8,791	—	—		—	—		—		8,791
Cumulative mandatorily redeemable shares of preferred stock of Waste Services	48,205	—	—		—	—		—		48,205

Total liabilities	269,881	24,364	(23,234)		44,199	(33,648)		87,875		369,437

Common stock	215,395	—	—		100	51,208	(10)	48,467	(13)	308,640
						(100	)(10)
						(6,430	)(10)
Other additional paid-in-capital	—	—	—		11,670	(11,670	)(10)	—		—
Investment by parent	—	20,836	(20,836	)(10)	—	—		—		—
Options, warrants and deferred stock-based compensation	25,828	—	—		—	—		2,217	(13)	28,045
Accumulated other comprehensive income	15,952	—	—		—	—		—		15,952
Accumulated deficit	(56,058)		—		(16,393)	16,393	(10)	—		(56,058)

Total shareholders’ equity	201,117	20,836	(20,836)		(4,623)	49,401		50,684		296,579

Total liabilities and shareholders’ equity	$470,998	$45,200	$(44,070)		$39,576	$15,753		$138,559		$666,016

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      The following notes are a summary of the pro forma adjustments reflected in, and form an integral part of, the unaudited pro forma condensed consolidated financial statements.

(1)	Reflects the removal of rent expense from cost of operations for trucks and containers leased from other subsidiaries of Allied Waste Industries, Inc. (“Allied”). These trucks and containers were acquired or are to be acquired as part of the acquisition of the Allied Assets. Rent expense being removed for the entire Allied northern and central Florida operations was $1.5 million for the year ended December 31, 2003. Depreciation relating to the assets being acquired was $0.5 million for the year ended December 31, 2003.

(2)	Reflects the elimination of Florida Recycling management fees related to agreements not being assumed approximating $3.1 million for the year ended December 31, 2003, offset by new employment and consulting agreements approximating $0.6 million.

(3)	Reflects the removal of losses on the sale of receivables to another subsidiary of Allied. These receivables were acquired or are to be acquired as part of the acquisition of the Allied Assets. Loss on the sale of receivables being removed was $1.4 million for the year ended December 31, 2003.

(4)	Reflects the amortization of intangible assets exclusive of goodwill, based on an estimate of intangible asset values. These intangible assets include customer relationships and contracts and covenants not-to-compete and are amortized over the expected benefit to be received by such intangibles, which ranges from 3 to 20 years. The estimated amortizable intangibles for the Allied Assets and Florida Recycling acquisitions approximates $51.5 million resulting in first year amortization of approximately $6.7 million.

(5)	Reflects the elimination of goodwill impairment losses recognized by Allied for the year ended December 31, 2003.

(6)	Reflects the elimination of interest income of $5.2 million received on balances due from affiliates not being acquired as part of the Allied Assets acquisition as well as the elimination of Florida Recycling interest expense of $1.9 million for the year ended December 31, 2003 related to debt not assumed.

(7)	Reflects interest expense of approximately $5.1 million from $100.0 million of a term loan portion of our new Senior Secured Credit Facilities and $15.7 million from the $160.0 million of the Senior Subordinated Notes. The stated interest rate is assumed to be 9.5% for the Senior Subordinated Notes and 4.5% for the term loan portion of the Senior Secured Credit Facilities. For each additional 100 basis point change in the actual borrowing rate from the assumed rate, interest expense would increase or decrease by approximately $2.6 million. Also reflected is the removal of $7.3 million of interest expense on our previous credit facility that would have been avoided had the financing described been in place as of January 1, 2003.

Separately, as of December 31, 2003, the Company entered into a $220.0 million existing credit facility the proceeds of which were used to finance the initial acquisition of certain assets of Allied and to repay the Company’s previous senior credit facility. Excluded from the pro forma adjustments is approximately $8.8 million of estimated fees and expenses related to the existing credit facilities that will fully amortize upon the refinancing.

(8)	Reflects the elimination of U.S. income taxes otherwise payable as a result of the pro forma adjustments previously described. The Company has not assumed any additional benefit of the tax losses attributed to the pro forma adjustments because it does not expect to benefit from such losses at this time.

(9)	Reflects the dilutive effect of the 9,250,000 Common Shares issued to Florida Recycling in connection with the Florida Recycling acquisition less the effect of the original 1,000,000 Common Shares deposited on a weighted average basis and the private placement of 13,400,000 Common Shares.

(10)	Reflects the payment of $45.7 million of cash purchase price for the remaining Allied Assets as well as the elimination of the investment by the former owner of the Allied Assets of $20.8 million. Additionally reflected is the payment of cash purchase price for Florida Recycling of approximately $97.0 million, ($98.5 million purchase price less $3.0 million of advances plus $1.5 million of transaction related fees), the issuance of 9,250,000 Common Shares of the Company at a fair market value of $5.54 per share, the elimination of previous cash, warrants and Common Share deposits of approximately $9.6 million and the elimination of predecessor equity components.

(11)	Reflects the elimination of assets not acquired and liabilities not assumed as part of the acquisitions. The assets not being acquired primarily relate to predecessor entity goodwill and certain tax assets. The liabilities not assumed primarily relate to indebtedness of Florida Recycling and accounts payable and accrued expenses of Allied. Additionally, we are acquiring certain trucks and containers from other Allied entities. Also, refer to Note (12) for further details concerning the allocation of purchase price.

(12)	Reflects the preliminary allocation of purchase price based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

	Remaining	Florida
	Allied Assets	Recycling	Total

Purchase price:
Cash	$45,678	$98,500	$144,178
Common shares issued	—	51,208	51,208
Warrants issued	—	138	138
Transaction fees and other	—	1,500	1,500

Total purchase price	45,678	151,346	197,024

Allocated as follows:
Net book value of assets acquired/(liabilities) assumed	20,836	(4,623)	16,213
Adjustments to net book value:
Trucks and containers acquired	1,897	—	1,897
Accounts payable and accrued expenses not assumed	2,785	—	2,785
Indebtedness not assumed	2	34,988	34,990
Due to affiliate not assumed	20,547	—	20,547
Historical goodwill and intangible assets	(31,370)	(627)	(31,997)
Additional liability assumed	(100)	(1,340)	(1,440)
Other assets not acquired	(4)	(855)	(859)
Deferred income tax asset not acquired	—	(601)	(601)

Adjusted net book value of assets/(liabilities)	14,593	26,942	41,535

Excess purchase price to be allocated	$31,085	$124,404	$155,489

Allocated as follows:
Goodwill	$22,094	$97,248	$119,342
Customer relationships and contracts and covenants not to compete	8,991	27,156	36,147

Total allocated	$31,085	$124,404	$155,489

The allocation of purchase price is considered preliminary until the Company has acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain the necessary information will vary with the circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods.

(13)	Reflects the issuance by the Company of $160.0 million of the Senior Subordinated Notes, $100.0 million of our new Senior Secured Credit Facilities and the issuance and registration of 13,400,000

Common Shares of the Company at $4.00 per share and warrants to purchase 1,340,000 Common Shares of the Company at $4.00 per share, net of aggregate underwriting, professional and legal fees of approximately $12.2 million. The proceeds of the Common Shares and warrants issuance were allocated based on the relative fair values of the Common Shares and warrants, resulting in an allocation of the net proceeds of $48.5 million to the Common Shares and $2.2 million to the warrants.

The Company entered into an agreement with the investors under the equity placement in which it agreed to file a registration statement with respect to the Common Shares and the Common Shares issuable upon exercise of the warrants and have that registration statement declared effective within 120 days from the date of original issuance of the Common Shares. If the Company does not comply with these registration requirements, it will be required to pay liquidated damages equal to 1% of the value, as defined in the agreement, of the unregistered Common Shares for each month until the Common Shares are registered. Because these damages would be payable in cash, until the Common Shares are registered, the proceeds from the financing will be classified outside of shareholders’ equity until the common shares are registered.